Exhibit 99.1

Midwest Holding Announces Strategic Asset Management Initiative with ORIX Corporation USA

LINCOLN, Nebraska – January 10, 2022 /PRNewswire/ - Midwest Holding Inc. (Midwest, NASDAQ: MDWT), a technology-driven life and annuity platform, announced the closing of a majority ownership sale of a consolidated reinsurance facility to a subsidiary of ORIX Corporation USA (ORIX USA).

Under the terms of the agreement, a subsidiary of ORIX USA purchased approximately 70% of Seneca Incorporated Cell, LLC 2020-01 (SRC1), a Midwest consolidated reinsurance cell. Midwest established SRC1 in early 2020 as the first reinsurance cell of Seneca Re, a Vermont domiciled captive reinsurance company. SRC1 has reinsured premium from its sister insurance company and Midwest subsidiary, American Life & Security Corp. ORIX Advisers, LLC, another subsidiary of ORIX USA, will be the manager of the assets underlying SRC1’s reinsurance obligations going forward, replacing Midwest’s asset management arm, 1505 Capital LLC.

“This is a meaningful partnership for Midwest as we look forward to a long-term collaboration with the team at ORIX USA. SRC1 was established as a warehouse vehicle to hold generated premium to be sold in bulk to new capital providers in the future. This transaction is the first demonstration that our warehouse model works, and we are thrilled to be partnering with such a high-quality counterparty as ORIX USA,” said Midwest Holding Chief Executive Officer Georgette C. Nicholas.

“We are pleased to announce this strategic initiative with Midwest through this transaction and view this as the starting point for a robust relationship with the company,” said Art Mbanefo, Chief Investment Officer and Head of Principal Business and Asset Management, ORIX USA. “We believe our asset management and structuring capabilities, along with our ability to strategically invest our capital, allows us to deliver innovative financing solutions to our partners and clients.”

Midwest will report the transaction in its 2021 financial statements. The transaction closed on December 30, 2021. In addition, Midwest has also established a new warehouse vehicle, SRC3, to be available for reinsurance transactions.

# # #

About Midwest Holding Inc.

Midwest Holding Inc. (NASDAQ:MDWT) is a technology enabled life and annuity company. Midwest is comprised of four distinct, inter-connected businesses that work together to connect individuals seeking to fund retirement via annuities with asset managers and institutional investors seeking uncorrelated, enhanced returns. Midwest develops and distributes annuity products with capital provided by these investors who are able to form, capitalize and manage their own reinsurance capital vehicles utilizing Midwest’s infrastructure and expertise. Ultimately, the goal is to build a platform capable of significant long-term earnings power for the company’s stakeholders. For more information visit midwestholding.com.

About ORIX Corporation USA (ORIX USA)

Since 1981, ORIX USA has served the middle market with creative and flexible capital solutions, delivering through a capital base that combines the strength of its balance sheet with funds from third-party investors seeking access to attractive alternative investments. With a focus on private credit, real estate and private equity, ORIX USA and its subsidiaries — Boston Financial Investment Management, Lument, NXT Capital, RB Capital, ORIX Advisers, Signal Peak Capital Management and ORIX Capital Partners—have more than 1300 employees across the U.S. and Brazil. ORIX USA and its family of companies have $83.5 billion in assets, including $26.1 billion of assets under management, $47.2 billion in servicing and administration assets, and approximately $11 billion in proprietary assets, as of September 2021. Its parent company, ORIX Corporation, is a publicly owned international financial services company with operations in 28 countries and regions worldwide. ORIX Corporation is listed on the Tokyo Stock Exchange (8591) and the New York Stock Exchange (IX). For more information, visit orix.com.

Investor contact: ir@midwestholding.com

Media inquiries: press@midwestholding.com

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this release constitute forward-looking statements. These statements are based on management's expectations, estimates, projections and assumptions. In some cases, you can identify forward-looking statements by terminology including "could," "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential," "intend," or "continue," the negative of these terms, or other comparable terminology used in connection with any discussion of future operating results or financial performance. These statements are only predictions and reflect our management's good faith present expectation of future events and are subject to a number of important factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Factors that may cause our actual results to differ materially from those contemplated in such forward-looking statements include among others, the following:

•	the success of the changes in our executive leadership;

•	our business plan, particularly including our reinsurance strategy, may not prove to be successful;

•	our reliance on third-party insurance marketing organizations to market and sell our annuity insurance products through a network of independent agents;

•	failure to maintain adequate reinsurance;

•	our inability to expand our insurance operations outside the 22 states and District of Columbia in which we are currently licensed;

•	our annuity products may not achieve significant market acceptance;

•	failure to obtain new customers, retain existing customers, or reductions in policies in force by existing customers; and

•	higher service, administrative, or general expense due to the implementation of our business plan.

Readers are cautioned against placing undue reliance on any such forward-looking statements. For details on factors that could affect these expectations, see also the risk factors and other cautionary language included in Midwest's filings with the SEC, which can be obtained online at the website of the U.S. Securities and Exchange Commission at sec.gov or on Midwest's website at midwestholding.com. Except as required by law, Midwest does not undertake to update forward-looking statements contained in this release.